UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 16, 2017

Annaly Capital Management, Inc.
(Exact name of registrant as specified in its charter)

Maryland	1-13447	22-3479661
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1211 Avenue of the Americas
New York, New York	10036
(Address of principal executive offices)	(Zip Code)

(212) 696-0100
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 16, 2017, the Board of Directors of Annaly Capital Management, Inc., a Maryland corporation, referred to herein as the Company, approved a form of indemnification agreement for its directors, executive officers and other employees of the Company identified by the Board of Directors, referred to herein as the Form Indemnification Agreement. The Form Indemnification Agreement requires the Company, to the maximum extent permitted by Maryland law and subject to certain limitations, to indemnify the director, executive officer or other employee party to the agreement, or the Indemnitee, against certain expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement that may be actually and reasonably incurred in connection with the defense or settlement of any action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing, claim, demand, discovery request or any other actual, threatened or completed proceeding to which the Indemnitee becomes subject in connection with his or her service to the Company.  The Form Indemnification Agreement provides for indemnification rights for both third-party claims and proceedings brought by or on behalf of the Company.  In addition, the Form Indemnification Agreement requires the Company to advance expenses incurred by the Indemnitee in connection with any proceeding covered by the Form Indemnification Agreement to the maximum extent permitted by Maryland law. The Form Indemnification Agreement also establishes certain procedures and presumptions that apply in determining whether the Indemnitee is entitled to indemnification.  The foregoing summary of the Form Indemnification Agreement is qualified in its entirety by reference to the Form Indemnification Agreement filed as Exhibit 10.1 hereto.

On March 16, 2017, the Company entered into an indemnification agreement, in substantially the form of the Form Indemnification Agreement, with each of its directors and named executive officers.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Form of Indemnification Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANNALY CAPITAL MANAGEMENT, INC.

Dated: March 20, 2017	By:	/s/ Glenn Votek
Name: Glenn Votek
Title: Chief Financial Officer

EXHIBIT INDEX

(d)	Exhibits.

Exhibit No.	Description

10.1	Form of Indemnification Agreement